Exhibit 4.3

Execution Version

MEMORANDUM OF UNDERSTANDING

BETWEEN

GUARDFORCE SECURITY (THAILAND) CO. LTD.

AND

GUARDFORCE CASH SOLUTIONS SECURITY (THAILAND) COMPANY LIMITED

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into this 2nd day of March, 2020 (the “Effective Date”) by and between:

(1)	GUARDFORCE SECURITY (THAILAND) CO. LTD. (Business Registration No.0105539070266) having its registered office at 1780 Teo Hong Bangna Building, Debaratna Road, South Bangna, Bangna, Bangkok 10260, Thailand. (“THAI SP”)

AND

(2)	GUARDFORCE CASH SOLUTIONS SECURITY (THAILAND) COMPANY LIMITED (Business Registration No.0105525026731), having its registered office No.96 Vibhavadi Rangsit Road, Talad Bang Khen Sub-District, Laksi District, Bangkok 10210, Thailand. (”THAI CS”).

Now, the Parties confirm their intentions in good faith as follows:-

1.	OBJECTIVES

1.1	THAI SP is the sole and exclusive owner of certain intellectual properties including but not limited to copyrights, design rights, trademarks, business names and rights to sue for passing off (“Intellectual Properties”) in connection with the name "Guardforce" and the conduct of its business from time to time.

1.2	This MOU expresses the intention of the Parties to collaborate in developing the brand of Guardforce in the areas of security and artificial intelligence.

2.	BINDING NATURE

2.1	The Parties acknowledge that the provisions of this MOU not only represent their common intentions and commitment, but it is intended to create legally binding contractual relationship between the Parties upon negotiation in good faith.

2.2	Party shall be liable to the other for any loss, damage, cost and/or expense arising in any way from or in connection with a breach of this MOU.

3.	ROLE OF THAI CS

3.1	Pursuant to this MOU, THAI CS agrees to:-

(a)	Engage in and only in cash-in-transit-related business only (“said Businesses”) and liaise with potential customers using the name “Guardforce” in and only in Thailand; and

(b)	use the name and trademark(s) of Guardforce in promoting and selling of (and only of) any goods and services in the said Businesses in Thailand solely in the manner approved by THAI SP from time to time. Particulars of the trademarks of Guardforce (“Trade Marks”) are set out in the Schedule attached to this MOU.

(c)	THAI CS will join THAI SP in making any application for registering the licence to use the Trade Marks in Thailand, if necessary.

4.	ROLE OF THAI SP

4.1	Pursuant to this MOU, THAI SP agrees to:-

(a)	grants to THAI CS a non-exclusive, non-transferrable licence to use the name of Guardforce and its Trade Marks in promoting and selling of (and only of) any goods and services in the said Businesses in and only in Thailand.

(b)	support THAI CS’s event and activities as a supporting organization.

5.	CONFIDENTIALITY, NON-DISCLOSURE, ETC.

5.1.	A Party in receipt of Confidential Information from the other Party must not use or disclose the other Party’s Confidential Information without that other Party’s prior written consent other than (a) for the purposes of carrying out this MOU, provided any disclosure is only to such of the receiving party’s personnel who need to know and who are made subject to the confidentiality requirements of this MOU or (b) as required by law.

5.2.	Any public announcement in relation to this MOU should be made only after obtaining the written consent of the other Party.

5.3.	Confidential Information means (a) the subject and terms of this MOU and (b) all information (in whatever form) disclosed by one Party to the other, whether before or after the date of this MOU but excludes information which (i.) is or becomes public knowledge other than through a breach of this MOU (ii.) the recipient can show to the discloser’s reasonable satisfaction to have been in the recipient’s lawful possession prior to disclosure or (iii.) the recipient can show to the discloser’s reasonable satisfaction to have been lawfully received from a third party not obliged to keep that information confidential.

6.	RIGHT TO USE NAME/PUBLIC ANNOUNCEMENTS/AGENCY

6.1	The Parties shall jointly be responsible for the publicity matters relating to this MOU. Each Party shall inform the other Party prior to any disclosure to the public of the contents of this MOU, the fact that discussions pertaining to the MOU are taking (and in the event of their termination, have taken) place and the content of such discussions.

7.	TERM AND TERMINATION

7.1	This MOU will commence on the Effective date and shall remain in force for a period of three (3) years thereafter. Both Parties agree that this Agreement shall automatically renew for an additional 3 years period, unless, either party gives the written notice to other party at least thirty (30) days in advance of the next upcoming renewal term.

7.2	Both Parties will commit to collaborate according to this MOU in good faith. However, either Party may terminate this MOU at any time on six (6) months’ prior written notice to the other Party, with or without cause, and without liability of any kind to the other Party. THAI SP may forthwith terminate this MOU by written notice if THAI CS is in breach of any obligation of this MOU, provided that, in the case of a breach capable of remedy, it shall not have been remedied within 30 days of written notice to THAI CS specifying the breach and requiring its remedy.

7.3	Upon the termination of this Agreement, for any reason, all rights granted to THAI CS hereunder shall automatically revert to THAI SP for its use or disposition.

8.	NO PARTNERSHIP/JOINT VENTURE/AGENCY

8.1	Nothing in this MOU shall be deemed or implied to create a joint venture or partnership or any principal-agency relationship of any kind between the Parties. Neither Party shall have the right to contract on behalf of or bind the other Party or make any commitment, representation or warranty for or on behalf of the other Party.

9.	NON-EXCLUSIVITY

9.1	Subject to clause 3 and 4 of this MOU, Parties are free to enter into agreements with other parties covering cooperation on technologies and products in accordance with this MOU.

10.	INTELLECTUAL PROPERTIES RIGHTS

Without prejudice to any subsequent written agreement between the Parties, Thai CS acknowledges that Thai SP is the sole and absolute proprietor of the Intellectual Properties (including without limitation those Trade Marks as more particularly set out in the Schedule) and all goodwill associated with or generated from the Intellectual Properties. Thai CS must not do anything in relation to any of the Intellectual Properties which may bring any disrepute to the Intellectual Properties or Thai SP, or impair the rights (including without limitation copyright and trade mark right where applicable) in or to the Intellectual Properties .

11.	GOVERNING LAW

This MOU shall be governed by and construed in accordance with the laws of Thailand. Without prejudice to any other binding agreement between the Parties, any disputes arising out of this MOU shall be amicably resolved by negotiation between the Parties.

Now the Parties confirm their understanding and intention by signing below.

SIGNED for and on behalf of	SIGNED for and on behalf of
GUARDFORCE SECURITY (THAILAND) COMPANY LIMITED	GUARDFORCE CASH SOLUTIONS SECURITY (THAILAND) COMPANY LIMITED

/s/ Chanat Suksuwannatorn	/s/ Chu Kwok Wing
Name: Mr. Chanat Suksuwannatorn	Name: Mr. Chu Kwok Wing
Title: Managing Director	Title: Managing Director

/s/ Chanpreeya Ekthammasut
Name: Miss Chanpreeya Ekthammasut
Title: Head of Legal, Guardforce Thailand

SCHEDULE

(“Trade Marks”)

Marks	App. Nos.	Reg. Nos.	Class	Goods and Services
	871674	SM69374	39

Class 39:

Service of provision of assistance for accidents; traffic management; baggage storage in airports; aviation security-secondary screening; providing, facilities in airports for travelers who were refused admission to enter Thailand boarders

	871675	SM67353	41	Class 41 : Security Training
	871676	161106958	42	Class 42 : Document verification
	871677	SM67226	45	Class 45 : Security officers services; provision of security services to persons and assets; security consultancy; security/risk auditing

Marks	App. Nos.	Reg. Nos.	Class	Goods and Services
	190108164	N/A

Class 39-

Providing assistance for accidents, traffic management, baggage storage in airports, aviation screening

Class 41-

Security training, providing facilities in airports for travelers who were refused admission to enter Thailand boarders

Class 42-

Document Verification

Class 45-

Security officer services, providing security services to persons and assets, security consultancy, security/risk auditing

	190108163	N/A
	190108165	N/A